Exhibit 99.1

3750 Torrey View Ct San Diego, CA 92130 www.CareFusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Troy Kirkpatrick (858) 617-2361 troy.kirkpatrick@carefusion.com	Investors:	Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

CAREFUSION REPORTS FOURTH QUARTER AND FISCAL 2013 RESULTS

•	Fourth quarter revenue of $903 million in line with company expectations; Fiscal 2013 revenue of $3.55 billion.

•	Fourth quarter GAAP diluted earnings per share (EPS) from continuing operations increased 20 percent to $0.49, or 10 percent to $0.55 on an adjusted basis.

•	Fiscal 2013 GAAP diluted EPS from continuing operations increased 9 percent to $1.74, or $2.12 on an adjusted basis.

•	Company expects fiscal 2014 adjusted diluted EPS in the range of $2.30 to $2.40; Announces $750 million share repurchase authorization.

SAN DIEGO, Aug. 8, 2013 – CareFusion Corp. (NYSE: CFN), a leading, global medical technology company, today reported results for the quarter and fiscal year ended June 30, 2013, provided guidance for fiscal 2014 and announced a $750 million share repurchase authorization.

“We made substantial progress in fiscal 2013 to advance our three-year strategic plan through simplification and investment initiatives that were focused on expanding our margins and making CareFusion a more efficient company,” said Kieran Gallahue, chairman and CEO. “Our strength in execution helped to expand both gross margins and operating margins to achieve double-digit EPS growth for the quarter, and a 9 percent increase for the year, all during difficult capital markets for hospitals. In addition, our fiscal 2013 operating cash flow from continuing operations of $613 million exceeded our expectations and highlights the ability of our businesses to generate strong cash flow.

“Procedural Solutions provided strong results across all businesses in the fourth quarter and for the year. Our Medical Systems segment closed out a challenging year where we expected and is showing excellent momentum in committed contracts for Infusion and Dispensing. The momentum our teams have created in both segments puts us in a strong position for fiscal 2014, particularly as we ramp capital installations in the back half of the year.”

The company also announced that its board of directors has approved a two-year, $750 million share repurchase program, after completing the previous $500 million authorization in June. During fiscal 2013 under the previous authorization, the company repurchased approximately 11.4 million shares for $400 million.

Fourth Quarter Results

The company reported revenue for the fourth quarter of fiscal 2013 of $903 million, compared to $961 million in the fourth quarter of fiscal 2012, a decline of 6 percent on both a reported and constant currency basis. These results were driven by an expected decline in Medical Systems revenue and were partially offset by strong top-line growth in the Procedural Solutions segment.

Operating income was $170 million, an increase of 10 percent compared to $155 million in the prior year period. Excluding nonrecurring items, adjusted operating income rose 4 percent to $189 million. For the quarter, adjusted operating income was 20.9 percent of revenue.

Operating expenses totaled $297 million, a decrease of 7 percent over the prior year period. Excluding nonrecurring items, adjusted operating expenses decreased 5 percent to $278 million. During the quarter, the company increased investments in research and development by 9 percent to $50 million and absorbed the impact of the medical device excise tax.

Income from continuing operations increased 21 percent to $110 million, or $0.49 per diluted share. Adjusted income from continuing operations grew 9 percent from the prior year period to $121 million, or 10 percent to $0.55 per diluted share. The adjusted effective tax rate for the quarter was 27.3 percent.

Medical Systems

Fourth quarter revenue for the Medical Systems segment was $592 million, a 12 percent decline on both a reported and constant currency basis from the prior year period. The segment had a very strong quarter for committed contracts for both the Infusion and Dispensing business lines, with half of the Dispensing contract value comprised of the company’s new Pyxis® ES platform offering. The company expects the strength in committed contracts to have a positive impact on the segment’s results in the second half of fiscal year 2014 as these systems are installed.

Segment profit for the quarter was even with the prior year period at $124 million, and adjusted segment profit decreased 4 percent to $136 million, with strong gross margin and operating margin rate improvement over the prior year period, partially offsetting the revenue decline.

Procedural Solutions

The Procedural Solutions segment grew fourth quarter revenue to $311 million, a 7 percent increase from the prior year period on both a reported and constant currency basis. The increase was primarily driven from continued growth from its clinically differentiated products in specialty disposables, PleurX® drainage products and the ChloraPrep® and MaxPlus® brands within its Infection Prevention business line.

Segment profit increased 48 percent from the prior year period to $46 million, and adjusted segment profit increased 29 percent to $53 million from increased sales and margin improvement across all business lines.

Fiscal Year 2013 Results

Revenue for fiscal 2013 was $3.55 billion, a 1 percent decline on both a reported and constant currency basis. Operating income increased 8 percent to $619 million, from $574 million in fiscal 2012. Excluding nonrecurring items, adjusted operating income rose 8 percent to $739 million. Operating income as a percent of revenue finished fiscal 2013 at 17.4 percent, or 20.8 percent on an adjusted basis.

Income from continuing operations increased 8 percent to $389 million, or $1.74 per diluted share, for fiscal 2013. Adjusted income from continuing operations increased 8 percent from the prior year to $475 million, or $2.12 per diluted share.

Operating expenses for fiscal 2013 totaled $1.23 billion on a reported basis and $1.11 billion on an adjusted basis. During the year, the company increased R&D expenses by 17 percent from the prior year to $192 million, reflecting the company’s continued investments in product development and innovation. For the second year in a row, the company benefited from simplification initiatives that drove double-digit percentage reductions in corporate overhead expense.

Medical Systems segment revenue for fiscal 2013 decreased 5 percent to $2.33 billion, reflecting a difficult capital environment for hospitals. Segment profit increased 7 percent from the prior year to $471 million, an increase of 2 percent to $521 million on an adjusted basis, driven by strong margin improvement.

Within the Procedural Solutions segment, revenue increased 5 percent from the prior year to $1.22 billion. The increase was driven by growth across all business lines and its clinically differentiated products. Segment profit grew 40 percent to $189 million and increased 25 percent to $218 million on an adjusted basis.

Recent Highlights

Additional fourth quarter and recent highlights included:

•

Continued global expansion of the company’s Infection Prevention business line through a definitive agreement to acquire Sendal, an infusion specialty disposable manufacturer in Spain that primarily serves the western European market. The acquisition is expected to close in the second quarter of fiscal 2014.

•

Reaching a settlement with the U.S. Internal Revenue Service for tax matters related to transfer pricing arrangements between foreign and domestic subsidiaries and the transfer of intellectual property for fiscal years 2003 through 2005. As part of the settlement, the company will pay $69 million net of tax, for which the company was fully reserved.

•

Major health systems, including The University of Texas MD Anderson Cancer Center, Ochsner Health System, Our Lady of the Lakes Medical Center and more than 100 other hospitals contracting for new technologies on the Pyxis® ES platform.

•	One of eight companies to receive security and interoperability certification for infusion pumps from a new program from IHE USA and ICSA Labs.

•	The CareFusion Foundation announcing more than $500,000 in grants to help hospitals improve infection prevention practices.

Fiscal Year 2014 Outlook

For the fiscal year ending June 30, 2014, CareFusion expects revenue to grow 1 to 4 percent on a constant currency basis compared to fiscal 2013 revenue of $3.55 billion. Adjusted diluted earnings per share from continuing operations are expected to be in the range of $2.30 to $2.40.

The guidance is based on an assumed diluted weighted average outstanding share count of approximately 215 million, which includes the impact of expected share repurchases during fiscal 2014.

Conference Call

CareFusion will host a conference call today at 2 p.m. PDT (5 p.m. EDT) to discuss the results for the quarter and fiscal 2013. To access the call, visit the Investors page at www.carefusion.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

Investors and other interested parties may also access the call by dialing 877-280-4958 within the U.S. or 857-244-7315 from outside the U.S., and using the access code 46253751. A replay of the conference call will be available from 4 p.m. PDT (7 p.m. EDT) on Aug. 8 through 8:59 p.m. PDT (11:59 p.m. EDT) on Aug. 15 and can be accessed by dialing 888-286-8010 in the U.S. or 617-801-6888 internationally and using the access code 82024503.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops industry-leading technologies including Alaris® infusion pumps, Pyxis® automated dispensing and patient identification systems, AVEA®, AirLife® and LTV® series ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs approximately 15,000 people across its global operations. More information may be found at www.carefusion.com.

# # #

Use of Non-GAAP Financial Measures

This CareFusion news release and the information contained herein present non-GAAP financial measures that exclude certain amounts, as follows: “adjusted segment profit,” which excludes amortization of acquired intangibles, as well as nonrecurring items primarily related to the spinoff and nonrecurring restructuring and acquisition integration charges; “adjusted operating expenses,” “adjusted operating income” and “adjusted operating margin,” which exclude the impact of the reserve for the expected government settlement and amortization of acquired intangibles, as well as nonrecurring items primarily related to the spinoff and nonrecurring restructuring and acquisition integration charges; and “adjusted income from continuing operations,” “adjusted diluted earnings per share from continuing operations” and “adjusted effective tax rate,” which exclude the impact of the reserve for the expected government settlement and amortization of acquired intangibles, as well as nonrecurring items primarily related to the spinoff, nonrecurring restructuring and acquisition integration charges and nonrecurring tax items. The most directly comparable GAAP financial measures for these non-GAAP financial measures are segment profit, operating expenses, operating income, operating margin, income from continuing operations, diluted earnings per share from continuing operations and effective tax rate. The company has included below unaudited adjusted financial information for the quarters and year ended June 30, 2013 and 2012, which includes a reconciliation of GAAP to non-GAAP financial measures.

The company’s management uses these non-GAAP financial measures to evaluate the company’s performance and provides them to investors as a supplement to the company’s reported results, as they believe this information provides additional insight into the company’s operating performance by disregarding certain nonrecurring items. These non-GAAP financial measures should not be considered in isolation, as a substitute for, or as superior to, financial measures calculated in accordance with GAAP, and the company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. While the types of items and charges excluded from the company’s non-GAAP financial measures may occur in the future, the company’s management believes that they are not reflective of the day-to-day offering of its products and services and relate more to strategic, multi-year corporate actions, without predictable trends, or discrete and unusual or infrequent transactions that are not indicative of future operations or business trends.

Cautions Concerning Forward-looking Statements

The CareFusion news release and the information contained herein present forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. CareFusion intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results to differ materially from those projected, anticipated or implied by the forward-looking statements. The most significant of these uncertainties are described in CareFusion’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: we may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology; we are subject to complex and costly regulation; cost containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our sales and profitability; current economic conditions have and may continue to adversely affect our results of operations and financial condition; we may be unable to realize any benefit from our cost reduction and restructuring efforts and our profitability may be hurt or our business otherwise might be adversely affected; we may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others; defects or failures associated with our products and/or our quality system could lead to the filing of adverse event reports, recalls or safety alerts and negative publicity and could subject us to regulatory actions; and we are currently operating under an amended consent decree with the FDA and our failure to comply with the requirements of the amended consent decree may have an adverse effect on our business. The CareFusion news release and the information contained herein reflect management’s views as of August 8, 2013. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended June 30,		Fiscal Year Ended June 30,
(in millions, except per share amounts)	2013	2012	2013	2012
Revenue	$903	$961	$3,550	$3,598
Cost of Products Sold	436	486	1,700	1,794

Gross Margin	467	475	1,850	1,804
Selling, General and Administrative Expenses	243	267	980	1,033
Research and Development Expenses	50	46	192	164
Restructuring and Acquisition Integration Charges	4	7	18	33
Reserve for Expected Government Settlement	—	—	41	—

Operating Income	170	155	619	574
Interest Expense and Other, Net	21	24	76	87

Income Before Income Tax	149	131	543	487
Provision for Income Tax	39	40	154	126

Income from Continuing Operations	110	91	389	361
Income (Loss) from Discontinued Operations, Net of Tax	(1)	5	(4)	(68)

Net Income	$109	$96	$385	$293

Per Share Amounts:[1]
Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.50	$0.41	$1.76	$1.62
Discontinued Operations	$(0.01)	$0.02	$(0.02)	$(0.31)
Basic Earnings per Common Share	$0.50	$0.43	$1.74	$1.31
Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.49	$0.41	$1.74	$1.60
Discontinued Operations	$(0.01)	$0.02	$(0.02)	$(0.30)
Diluted Earnings per Common Share	$0.49	$0.43	$1.72	$1.30
Weighted-Average Number of Common Shares Outstanding:
Basic	217.8	221.7	221.2	223.7
Diluted	221.2	224.2	224.0	226.0
Adjusted Financial Measures:[2]
Operating Expenses	$278	$293	$1,111	$1,117
Operating Income	$189	$182	$739	$687
Operating Margin[3]	20.9%	18.9%	20.8%	19.1%
Income from Continuing Operations	$121	$111	$475	$441
Diluted EPS from Continuing Operations	$0.55	$0.50	$2.12	$1.95
Effective Tax Rate	27.3%	29.0%	28.5%	26.7%

[1]	Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented.
[2]

Adjusted financial measures are non-GAAP measures that exclude amortization of acquired intangibles, as well as certain nonrecurring items, as discussed above under Use of Non-GAAP Financial Measures. For the fiscal year ended June 30, 2013, adjusted financial measures also exclude amounts related to the reserve for the expected government settlement. These measures are reconciled to comparable GAAP measures in the Reconciliation of Non-GAAP Financial Measures included in the pages that follow.

[3]

Operating margin reflects operating income divided by revenue. The Reconciliation of Non-GAAP Financial Measures included in the pages that follow present operating income on a GAAP and an adjusted basis, from which operating margin is derived.

CAREFUSION CORPORATION

SEGMENT AND SELECT BUSINESS LINE REVENUES

(UNAUDITED)

	Quarter Ended June 30,		Percent Change	Fiscal Year Ended June 30,		Percent Change
(in millions)	2013	2012		2013	2012
Medical Systems[1]
Dispensing Technologies	$255	$278	(8)%	$993	$1,038	(4)%
Infusion Systems	238	266	(11)	916	955	(4)
Respiratory Technologies	93	120	(23)	393	420	(6)
Other	6	7	(14)	27	26	4

Total Medical Systems	$592	$671	(12)%	$2,329	$2,439	(5)%
Procedural Solutions[1,2]
Infection Prevention	$148	$145	2%	$594	$576	3%
Medical Specialties	90	80	13	344	317	9
Specialty Disposables	73	65	12	283	266	6

Total Procedural Solutions	$311	$290	7%	$1,221	$1,159	5%
Total CareFusion	$903	$961	(6)%	$3,550	$3,598	(1)%

[1]

During the quarter ended September 30, 2012, we combined our respiratory diagnostics products with our Respiratory Technologies business line within our Medical Systems segment. Our respiratory diagnostics products had previously been reported within our Procedural Solutions segment as “Other.”

[2]	Reflects the impact of businesses reclassified to discontinued operations.

CAREFUSION CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

Adjusted Financial Data:

	Segment Profit					Income from Continuing Operations[7]	Diluted EPS from Continuing Operations[8]
(in millions, except per share amounts)	Medical Systems	Procedural Solutions	SG&A Expenses	Operating Expenses[6]	Operating Income
Quarter Ended June 30, 2013:
GAAP	$124	$46	$243	$297	$170	$110	$0.49
Restructuring and Acquisition Integration[1]	3	1	—	(4)	4	4	0.02
Amortization of acquired intangibles[2]	9	6	(15)	(15)	15	8	0.04
Income Tax Items[3]	—	—	—	—	—	(1)	(0.00)

Adjusted	$136	$53	$228	$278	$189	$121	$0.55
Fiscal Year Ended June 30, 2013:
GAAP	$471	$189	$980	$1,231	$619	$389	$1.74
Restructuring and Acquisition Integration[1]	13	5	—	(18)	18	18	0.08
Amortization of acquired intangibles[2]	37	24	(61)	(61)	61	39	0.17
Income Tax Items[3]	—	—	—	—	—	(12)	(0.05)
Reserve for Expected Government Settlement[4]	—	—	—	(41)	41	41	0.18

Adjusted	$521	$218	$919	$1,111	$739	$475	$2.12
Quarter Ended June 30, 2012:
GAAP	$124	$31	$267	$320	$155	$91	$0.41
Restructuring and Acquisition Integration[1]	3	4	—	(7)	7	7	0.03
Amortization of acquired intangibles[2]	14	6	(20)	(20)	20	13	0.06

Adjusted	$141	$41	$247	$293	$182	$111	$0.50
Fiscal Year Ended June 30, 2012:
GAAP	$439	$135	$1,033	$1,230	$574	$361	$1.60
Restructuring and Acquisition Integration[1]	18	15	—	(33)	33	33	0.16
Amortization of acquired intangibles[2]	53	23	(76)	(76)	76	51	0.22
Income Tax Items[3]	—	—	—	—	—	(8)	(0.04)
Spinoff[5]	3	1	(4)	(4)	4	4	0.02

Adjusted	$513	$174	$953	$1,117	$687	$441	$1.95

[1]

Restructuring and acquisition integration charges primarily relate to nonrecurring expenses associated with closing and consolidating facilities, as well as rationalizing headcount, and aligning operations.

[2]	Amortization of acquired intangibles relate to the non-cash expenses associated with amortization of identifiable intangible assets of acquired businesses.
[3]

Income tax items primarily relate to the tax impact of nonrecurring restructuring and acquisition integration and spinoff charges, as well as nonrecurring discrete benefits or charges associated with the spinoff. For the fiscal year ended June 30, 2013, income tax items also include the $8 million tax impact associated with the reserve for expected government settlement.

[4]

Reserve for expected government settlement relates to the $41 million charge recorded in connection with the agreement in principle publicly disclosed on April 25, 2013, pursuant to which the company expects to resolve the previously disclosed government investigations related to prior sales and marketing practices for its ChloraPrep® skin preparation product and its relationships with healthcare professionals. The agreement in principle remains subject to several conditions, and the amount and timing of the payment are subject to the final terms of the settlement agreement. These amounts have not been allocated to segment results.

[5]	Spinoff charges primarily relate to nonrecurring incremental expenses associated with our spinoff from Cardinal Health, Inc.
[6]	Operating expenses consist of selling, general and administrative, research and development, restructuring and acquisition integration expenses, and the reserve for expected government settlement.
[7]	Income from continuing operations is presented net of tax effect.
[8]	Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented.

CAREFUSION CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

Adjusted Effective Tax Rate:

(in millions)	GAAP	Nonrecurring Items[1,2]	Amortization of Acquired Intangibles	Adjusted[3]
Quarter Ended June 30, 2013:
Income Before Income Tax	$149	$4	$15	$168
Provision for Income Tax	$39	$1	$7	$47
Effective Tax Rate[4]	26.2%	22.0%	34.2%	27.3%
Fiscal Year Ended June 30, 2013:
Income Before Income Tax	$543	$59	$61	$663
Provision for Income Tax	$154	$12	$22	$188
Effective Tax Rate[4]	28.3%	22.0%	34.2%	28.5%
Quarter Ended June 30, 2012:
Income Before Income Tax	$131	$7	$20	$158
Provision for Income Tax	$40	$—	$7	$47
Effective Tax Rate[4]	30.0%	2.2%	33.3%	29.0%
Fiscal Year Ended June 30, 2012:
Income Before Income Tax	$487	$37	$76	$600
Provision for Income Tax	$126	$8	$25	$159
Effective Tax Rate[4]	25.9%	22.0%	33.3%	26.7%
Adjusted EPS Outlook for Fiscal Year Ending June 30, 2014:
GAAP Diluted Earnings per Common Share from Continuing Operations				$2.04 - $2.14
Estimated charges for nonrecurring items related to restructuring and acquisition integration, net of tax (mid-point of an estimated range of $0.04 to $0.06 per diluted share)				$0.05
Estimated acquisition-related intangible amortization, net of tax				$0.21
Adjusted Diluted Earnings per Common Share from Continuing Operations				$2.30 - $2.40

[1]

Reflects nonrecurring charges primarily related to the spinoff, nonrecurring restructuring and acquisition integration charges, and nonrecurring income tax items. For the fiscal year ended June 30, 2013, nonrecurring items also include amounts related to the reserve for the expected government settlement.

[2]

Reserve for expected government settlement relates to the $41 million charge recorded in connection with the agreement in principle publicly disclosed on April 25, 2013, pursuant to which the company expects to resolve the previously disclosed government investigations related to prior sales and marketing practices for its ChloraPrep® skin preparation product and its relationships with healthcare professionals. The agreement in principle remains subject to several conditions, and the amount and timing of the payment are subject to the final terms of the settlement agreement. In addition, the estimated tax impact may change based on the final terms of the settlement.

[3]	Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items and amortization of acquired intangibles noted above.
[4]	Effective tax rate calculations are performed based on whole dollar amounts, and therefore may not equal the calculations based on amounts rounded in millions presented in the table above.